EXHIBIT 3
                                August 30, 1996

Neal F. Finnegan, President
 and Chief Executive Officer
UST Corp.
40 Court Street
Boston, Massachusetts  02108

Dear Neal:

      The undersigned (the "Stockholder") owns and has sole voting power with respect to the number of shares of the common stock, par value $1.00 per share (the "Shares"), of Walden Bancorp, Inc., a Massachusetts corporation (the "Seller"), indicated opposite the Stockholder's name on Schedule 1 attached hereto.

      Simultaneously with the execution of this letter agreement, UST Corp. (the "Buyer") and the Seller are entering into an Affiliation Agreement and Plan of Reorganization (as amended and in effect from time to time, the "Acquisition Agreement") providing, among other things, for the indirect acquisition of the Seller by the Buyer (the "Acquisition").

      In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement the Stockholder and the Buyer agree as follows:

      1. The Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares, as well as any other shares of common stock of Seller of which the Stockholder acquires beneficial ownership and sole voting power, whether pursuant to the exercise of stock options or otherwise, as long as such shares are owned by the Stockholder as of the record date for the special meeting of the Seller's stockholders to be called and held following the date hereof, for the approval of the Acquisition Agreement and the Acquisition and shall vote or cause to be voted all such shares, at such special meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer, or any subsidiary of the Buyer.

      2. The agreements contained herein are intended to relate to restrictions on voting and to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including shareholder approval and all necessary governmental approvals, of the Acquisition and all other transactions contemplated by the Acquisition Agreement.


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      3. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

      4. The Stockholder has signed this letter agreement intending to be bound thereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

      5. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

      6. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

      If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

                               Very truly yours,

			       /s/ David E. Bradbury

			       David E. Bradbury

AGREED TO AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN

UST CORP.


By: /s/ Neal F. Finnegan
    Name:  Neal F. Finnegan
    Title: President and Chief Executive Officer


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                                   Schedule 1



                                                  Number of Shares
Name of Stockholder                        Owned with Sole Voting Power

David E. Bradbury                                      85,474